EXHIBIT 99.1

Steiner Leisure Limited Announces Third Quarter 2013 Financial Results

NASSAU, The Bahamas, Oct. 30, 2013 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the third quarter and nine months ended September 30, 2013. Included in the results of operations below for the three and nine months ended September 30, 2013 is an $0.8 million impairment charge related to leasehold improvements of a land-based spa where we elected to not exercise our renewal option because the spa was not performing at an acceptable level.

Steiner Leisure's revenues for the third quarter ended September 30, 2013 increased 5.1% to $214.8 million from $204.4 million during the comparable quarter in 2012. Net income for the third quarter of 2013 was $11.5 million compared with $12.6 million for the same quarter in 2012.

Earnings per share for the third quarter ended September 30, 2013 was $0.77 per share compared with $0.85 per share for the comparable quarter in 2012. Excluding the charge discussed above, earnings per share for the third quarter ended September 30, 2013 would have been $0.82 per share. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2013 increased 5.7% to $634.5 million from $600.4 million during the comparable nine months in 2012. Net income for the nine months ended September 30, 2013 was $36.5 million compared with $41.3 million for the same nine months in 2012.

Earnings per share for the nine months ended September 30, 2013 was $2.46 per share compared with $2.72 per share for the comparable nine months in 2012.  Excluding the charge discussed above, earnings per share for the nine months ended September 30, 2013 would have been $2.51 per share. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 159 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 67 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 119 treatment centers (17 of which are operated by franchisees) across 32 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas and Houston, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington.  Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, October 31, 2013. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately five minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, October 31, 2013 (approximately 3 hours after the call takes place) through Thursday, November 7, 2013 at approximately 5:00 pm (ET). You may reach it by dialing (203) 369-0495 for both domestic and international calls. The password is "33146".

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)
	Third Quarter Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012
Revenues:
Services	$ 148,323	$ 144,664	$ 444,635	$ 426,909
Products	66,508	59,724	189,863	173,493
Total revenues	214,831	204,388	634,498	600,402

Cost of Sales:
Cost of services	126,732	119,999	367,939	345,363
Cost of products	43,783	43,186	126,467	122,481
Total cost of sales	170,515	163,185	494,406	467,844
Gross profit	44,316	41,203	140,092	132,558

Operating Expenses:
Administrative	11,526	11,618	38,667	35,309
Salary and payroll taxes	18,533	13,796	56,455	46,721
Total operating expenses	30,059	25,414	95,122	82,030
Income from operations	14,257	15,789	44,970	50,528

Other Income (Expense):
Interest expense	(899)	(1,494)	(3,455)	(4,618)
Other income	132	138	435	476
Total other income (expense)	(767)	(1,356)	(3,020)	(4,142)

Income before provision for income taxes	13,490	14,433	41,950	46,386

Provision for income taxes	2,038	1,807	5,466	5,119

Net income	$ 11,452	$ 12,626	$ 36,484	$ 41,267

Income per share:
Basic	$ 0.78	$ 0.86	$ 2.49	$ 2.75
Diluted	$ 0.77	$ 0.85	$ 2.46	$ 2.72

Weighted average shares outstanding:
Basic	14,661	14,698	14,648	14,982
Diluted	14,912	14,901	14,826	15,183

STATISTICS

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Average number of ships served[1]:	157	156	155	153
Spa	116	114	114	112
Non-Spa	41	42	41	41

Average total number of staff on ships served:
	2,706	2,662	2,690	2,653
Spa	2,332	2,277	2,317	2,275
Non-Spa	374	385	373	378

Revenue per staff per day[2]:	$ 414	$ 433	$ 414	$ 420
Spa	$ 433	$ 455	$ 434	$ 442
Non-Spa	$ 297	$ 307	$ 288	$ 286

Average weekly revenues:	$ 49,938	$ 51,925	$ 50,263	$ 51,132
Spa	$ 61,093	$ 63,736	$ 61,755	$ 63,042
Non-Spa	$ 18,792	$ 19,784	$ 18,311	$ 18,542

Average number of land-based spas served [3]	67	69	67	69

Average weekly land-based spas revenues	$ 27,497	$ 27,666	$ 28,934	$ 29,339

Total schools revenues	$ 20,203,000	$ 18,935,000	$ 59,383,000	$ 59,614,000

Total wholesale and retail product revenues	$ 35,879,000	$ 30,861,000	$ 99,313,000	$ 89,823,000

Average number of Ideal Image locations [3,4]	95	71	87	66

Average weekly Ideal Image revenues	$ 25,400	$ 24,926	$ 28,332	$ 25,875

Ideal Image revenues	$ 31,565,000	$ 23,368,000	$ 96,323,000	$ 66,397,000

Ideal Image cash sales [5]	$ 37,408,000	$ 30,522,000	$ 120,693,000	$ 91,950,000

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[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based day spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] This represents sales on a cash basis for the entire period.
CONTACT: Leonard I. Fluxman, President and Chief Executive Officer
         (305) 358-9002, ext. 1215